RGP Announces Board Refreshment
Announces Appointment of Jeff Fox and Filip Gydé to Board of Directors and Retirement of Tony Cherbak and Neil Dimick

DALLAS, Texas, June 30, 2025 – Resources Connection, Inc. (Nasdaq: RGP) (the “Company”) announced today, as part of the Board’s planned Board refreshment and succession process, changes to its Board of Directors (the “Board”).

Directors Anthony Cherbak and Neil Dimick will be retiring from the Company’s Board following the conclusion of their terms of service on the Board at the Company’s 2025 annual meeting of stockholders expected to be held in October 2025. Mr. Cherbak has served the Company with distinction for over 20 years, serving as the Company’s Chief Executive Officer from 2013 to 2016 and as a member of the Board since 2009. Mr. Dimick has also made tremendous contributions to the Company during his over 20 years on the Board, including by serving as Chairman of the Audit Committee. The Company is grateful for the extensive contributions of both directors during their tenures.

The Company also announced today that the Board appointed Jeffrey H. Fox and Filip Gydé to the Board, effective immediately. Mr. Fox and Mr. Gydé have also been appointed as members of the Compensation Committee of the Board.

“We are pleased to welcome these two outstanding professionals to the Board as we continue our transformation as a global professional services firm,” said A. Robert Pisano, Chairperson. “Each brings execution skills and strategic insights relevant to the company’s strategy to deliver highly flexible and high impact services and solutions to our clients. Both Jeff and Filip have helped evolve and grow businesses in the services sector on the global stage.”

Jeff Fox is a seasoned executive with over three decades of experience in public and private company leadership and capital allocation across multiple industries. His career is marked by a consistent track record of driving revenue growth, enhancing profitability and delivering stockholder value through strategic vision and operational excellence.

Mr. Fox is the founding partner and CEO of Circumference Group, an investment firm designed to deliver superior risk-adjusted performance for long-term investors. Circumference Group is a significant shareholder in RGP with deep knowledge of the Company’s business model and trajectory. As CEO of the Circumference Group, Mr. Fox joins the board to contribute to RGP’s ongoing strategic transformation.

Mr. Fox currently serves on the boards of Westrock Coffee Company (NASDAQ: WEST) and privately held companies TCW Holdco LLC, AppMachine Holding B.V., Fast Slow Motion, Visionary Integration Professionals, and TechGrid, Inc. His previous board roles include Avis Budget Group (NASDAQ: CAR), Convergys Corporation (NASDAQ: CVG) and Endurance International Group Holdings (NASDAQ: EIGI).

Filip Gydé is a skilled global IT executive with over 30 years of experience and a proven track record of building and nurturing long term strategic relationships with clients and partners across the globe. Mr. Gydé has demonstrated leadership skills and has worked to align and connect employees from a range of cultures and countries in support of the overarching business goals and company vision.

From 2019 to 2023, Mr. Gydé served as the President and Chief Executive Officer, and board member, of Computer Task Group (“CTG”), where he transformed CTG from a staffing company to a trusted advisor providing global and digital solutions. Mr. Gydé served for over 20 years in various roles with CTG Europe, most recently as EVP, President and General Manager, Europe from 2018 to 2019.

ABOUT RGP
RGP is a global professional services leader that helps businesses navigate complex challenges with flexible, high-impact solutions across Finance, HR, Operations, and Technology. With 2,300+ experts worldwide and decades of experience, we’re a trusted partner to the C-Suite—optimizing performance, accelerating transformation, and executing critical initiatives from strategy to automation and AI. Whether enterprises need embedded expertise, strategic consulting, or fully outsourced solutions, RGP is built to meet organizations where they are.

Based in Dallas, TX with offices worldwide, we annually engage with over 1,600 clients around the world from 41 physical practice offices and multiple virtual offices. RGP is proud to have served 88% of the Fortune 100 as of May 2025 and has been recognized by U.S. News & World Report (2024-2025 Best Companies to Work for) and Forbes (America’s Best Management Consulting Firms 2025, America’s Best Midsize Employers 2025, World's Best Management Consulting Firms 2024).

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Investor Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Pat Burek
Financial Profiles
(US+) 1-310-622-8244
pburek@finprofiles.com